Exhibit 23.3









                        CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the use in this Registration Statement of our audit report dated February 9, 2001, except for Note 19, which is dated March 20, 2001 and Note 20 which is dated August 10, 2001 relating to the consolidated combined financial statements of Rubicon Medical Corporation and to the reference to our Firm under the caption "Experts" in the Prospectus.











Salt Lake City, Utah
August 28, 2001